Exhibit 4.1
Description of Securities
The following is a summary of the material terms of the common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of Urban Edge Properties, a Maryland real estate investment trust (the “Company”), as well as certain relevant provisions of the amended and restated declaration of trust (the “Declaration of Trust”) and amended and restated bylaws (the “Bylaws”) of the Company, the Maryland General Corporation Law (the “MGCL”) and the Maryland REIT Law. A more complete description is available by referring to the full text of the Declaration of Trust, the Bylaws and the MGCL. The Company’s Declaration of Trust authorizes 500,000,000 Common Shares and 200,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”).
Dividend, Voting and Other Rights of Holders of Common Shares
The holders of Common Shares are entitled to receive dividends if, when and as authorized by the Board of Trustees of the Company (the “Board”) and declared by the Company out of assets legally available to pay dividends, if receipt of the dividends is in compliance with the provisions in the Declaration of Trust restricting the ownership and transfer of shares and the preferential rights of any other class or series of shares.
Subject to the provisions of the Declaration of Trust regarding the restrictions on ownership and transfer of shares and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, holders of Common Shares will be entitled to one vote for each Common Share on all matters on which shareholders are entitled to vote, including elections of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election. A majority of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to approve any matter, other than the election of trustees (see “Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws - The Board of Trustees” below), on which shareholders are entitled to vote, unless more than a majority of the votes cast is required by statute or by the Declaration of Trust.
Generally, the holders of Common Shares will not have any conversion, sinking fund, redemption, appraisal or preemptive rights to subscribe to any securities of the Company. If the Company is dissolved, liquidated or wound up, subject to the preferential rights of any Preferred Shares outstanding, holders of Common Shares will be entitled to share proportionally in any assets remaining after the Company satisfies (i) the prior rights of creditors, including holders of indebtedness of the Company, and (ii) the aggregate liquidation preference of any Preferred Shares then outstanding.
Subject to the provisions of the Declaration of Trust regarding the restrictions on ownership and transfer of shares, Common Shares will have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights. The rights, preferences and privileges of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of Preferred Shares that the Company may designate and issue in the future.
The transfer agent for the Common Shares is American Stock Transfer & Trust Company, New York, New York.
Listing
The Common Shares are listed on the New York Stock Exchange under the symbol “UE”.
Power to Increase Authorized Shares and Issue Additional Shares
The Board has the authority, without shareholder approval, to amend the Declaration of Trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series that the Company has authority to issue, to issue additional authorized but unissued Common Shares or Preferred Shares and to classify or reclassify unissued Common Shares or Preferred Shares and thereafter to issue such classified or reclassified shares. These actions may be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of shares or the rules of any securities exchange or automated quotation system on which the securities of the Company may be listed or traded. The Board could authorize the Company to issue additional classes or series of Common Shares or Preferred Shares that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company, even if such transaction or change of control involves a premium price for the shareholders of the Company or shareholders believe that such transaction or change of control may be in their best interests.
Restrictions on Ownership and Transfer of Shares
The Beneficial Ownership Limit
For the Company to maintain its qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% of the value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (except, in each case, with respect to the first taxable year for which an election to be taxed as a REIT is made). The Code defines “individuals” to include some entities for purposes of the preceding sentence. All references to a shareholder’s ownership of Common Shares in this “The Beneficial Ownership Limit” section assume application of the applicable attribution rules of the Code under which, for example, a shareholder is deemed to own shares owned by his or her spouse.
The Declaration of Trust contains several provisions restricting the ownership and transfer of shares of the Company that are designed to satisfy the REIT provisions of the Code. These provisions may also deter non-negotiated acquisitions of, and proxy contests for, control of the Company by third parties. The Declaration of Trust contains a limitation that restricts, with some exceptions, shareholders from owning more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. This percentage is referred to as the “beneficial ownership limit”.
Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares of the Company in excess of the beneficial ownership limit. For instance, if two shareholders, each of whom owns 6% of the outstanding Common Shares, were to marry, then after their marriage both shareholders would be deemed to own 12% of the outstanding Common Shares, which is in excess of the beneficial ownership limit. Similarly, if a shareholder who is treated as owning 6% of the outstanding Common Shares purchased a 50% interest in a corporation which owns 10% of the outstanding Common Shares, then the shareholder would be deemed to own 11% of the outstanding Common Shares immediately after such purchase.
Closely Held and General Restriction on Ownership
In addition, shares of beneficial interest may not be transferred if, as a result, more than 50% in value of outstanding shares would be owned by five or fewer individuals or if such transfer would otherwise cause the Company to fail to qualify as a REIT.
The Constructive Ownership Limit
Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any shares owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. The attribution rules of the Code applicable for these purposes are different from those applicable with respect to the beneficial ownership limit. All references to a shareholder’s ownership of shares of the Company in this “The Constructive Ownership Limit” section assume application of the applicable attribution rules of the Code.
In order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described in the preceding paragraph, and thus to ensure that the Company will not inadvertently lose its REIT status as a result of the ownership of shares by a tenant or a person that holds an interest in a tenant, the Declaration of Trust restricts, with some exceptions, shareholders from owning, directly or indirectly, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of any class or series. The 9.8% ownership limit is referred to as the “constructive ownership limit”.
Shareholders should be aware that events other than a purchase or other transfer of shares may result in ownership, under the applicable attribution rules of the Code, of shares in excess of the constructive ownership limit. As the attribution rules that apply with respect to the constructive ownership limit differ from those that apply with respect to the beneficial ownership limit, the events other than a purchase or other transfer of shares which may result in share ownership in excess of the constructive ownership limit may differ from those which may result in share ownership in excess of the beneficial ownership limit.
Automatic Transfer to a Trust If the Ownership Limits Are Violated
The Declaration of Trust provides that a purported or attempted transfer of shares of any class or series that would otherwise result in ownership, under the applicable attribution rules of the Code, of shares in excess of the beneficial ownership limit or the constructive ownership limit, would cause the shares to be beneficially owned by fewer than 100 persons, would result in the Company being “closely held” (within the meaning of Section 856(h) of the Code) or would otherwise cause the Company to fail to qualify as a REIT will be void and the purported transferee will acquire no rights or economic interest in such shares. In addition, the Declaration of Trust provides that, if the provisions causing a transfer to be void do not prevent a violation of the restrictions mentioned in the preceding sentence, the shares that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the beneficial ownership limit or the constructive ownership limit will be automatically transferred to one or more trusts (each, a “charitable trust”) for the benefit of one or more charitable beneficiaries, appointed by us, effective as of the close of business on the business day prior to the date of the relevant purported or attempted transfer.
Shares held in a charitable trust will be issued and outstanding shares. Pursuant to the Declaration of Trust, the purported or attempted transferee will have no rights in the shares held in a charitable trust and will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will have no right to vote or other rights attributable to the shares held in the charitable trust. Instead, the Declaration of Trust provides that the trustee of the charitable trust will have all voting rights and rights to dividends or other distributions with respect to Common Shares held in the charitable trust, to be exercised for the exclusive benefit of the charitable beneficiary. Under the Declaration of Trust, any dividend or other distribution paid prior to the discovery by the Company that the Common Shares have been transferred to the charitable trust shall be paid by the holder of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Subject to Maryland law, the trustee of the charitable trust has the authority (i) to rescind as void any vote cast by a purported transferee prior to the discovery by the Company that the shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the instructions of the trustee acting for the benefit of the charitable beneficiary. However, if the Company has already taken irreversible trust action, then the trustee will not have the authority to rescind and recast the vote.
Under the Declaration of Trust, within 20 days of receiving notice from the Company that the shares have been transferred to the charitable trust, the trustee of the charitable trust is required to sell the shares held in the charitable trust to a person or persons, designated by the trustee, whose ownership of the shares will not violate the restrictions on ownership and transfer noted above. Upon such sale, the Declaration of Trust provides that the interest of the charitable beneficiary in the shares sold terminates and the trustee of the charitable trust is required to distribute the net proceeds of the sale to the purported transferee and to the charitable beneficiary as follows: the purported transferee will receive the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined in the Declaration of Trust) of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The trustee of the charitable trust may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be paid immediately to the charitable beneficiary. If, prior to the discovery by the Company that Common Shares have been transferred to the charitable trust, such shares are sold by a purported transferee, then (1) such shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee would have been entitled to receive if such shares had been sold by the charitable trust, such excess shall be paid to the trustee upon demand.
The Declaration of Trust provides that any shares transferred to the charitable trust are deemed to have been offered for sale to the Company, or its designee. The price at which the Company, or its designee, may purchase the shares transferred to the charitable trust will be equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the market price of the shares on the date that the Company, or its designee, accepts the offer. Upon a sale to the Company, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee.
The Company may reduce the amount payable to the purported transferee by the amount of dividends and other distributions that have been paid to the purported transferee and are owed by the purported transferee to the charitable trust, as described above. The right of the Company to accept the offer described above exists for as long as the charitable trust has not otherwise sold the shares held in the charitable trust.
In addition, if the Board determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares described above, the Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the Company to redeem shares, refusing to give effect to the transfer on the books of the Company or instituting proceedings to enjoin the transfer.
Other Provisions Concerning the Restrictions on Ownership
The Board, in its sole discretion, may prospectively or retroactively exempt persons from the beneficial ownership limit and the constructive ownership limit and increase or decrease the beneficial ownership limit and constructive ownership limit for one or more persons if, in each case, the Board obtains such representations, covenants and undertakings as the Board may deem appropriate in order to conclude that such exemption or modification will not cause the Company to lose its status as a REIT. In addition, the Board may require such opinions of counsel, affidavits, undertakings or agreements or a ruling from the Internal Revenue Service as it may deem necessary or advisable in order to determine or ensure the status of the Company as a REIT, and any such exemption or modification may be subject to such conditions or restrictions as the Board may impose.
The foregoing restrictions on transfer and ownership will not apply if the Board determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.
All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 1.0% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of outstanding shares of any class or series must give a written notice to the Company containing the information specified in the Declaration of Trust by January 31 of each year. In addition, each shareholder will be required to disclose to the Company upon demand any information that the Company may request, in good faith, to determine the status of the Company as a REIT or to comply with Treasury regulations promulgated under the REIT provisions of the Code.
The ownership restrictions described above may have the effect of precluding acquisition of control of the Company unless the Board determines that maintenance of REIT status is no longer in the best interests of the Company or that compliance with any of the foregoing restrictions is no longer required for REIT qualification.
Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws
The Board of Trustees
The Declaration of Trust and Bylaws provide that the number of trustees of the Company may be established, increased or decreased only by a majority of the entire Board but may not be less than the number required by the Maryland REIT Law, which is currently one, nor, unless the Bylaws are amended, more than 15; provided further, that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. The Declaration of Trust and Bylaws also provide that, except as may be provided by the Board in setting the terms of any class or series of shares, any vacancy may be filled only by a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will hold office until the next annual meeting of shareholders and until a successor is duly elected and qualifies.
Each of the Company’s trustees is elected by the Company’s shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of Common Shares will be able to elect all of the trustees standing for election. Under the Bylaws, a majority of all the votes cast with respect to a trustee’s election at a meeting of shareholders duly called and at which a quorum is present will be required to elect a trustee, unless the election is contested, in which case a plurality of the votes cast will be sufficient.
Removal of Trustees
The Declaration of Trust provides that, subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more trustees, a trustee may be removed at any time, but only for cause and then only by the affirmative vote of two-thirds of the holders of the shares outstanding and entitled to be cast in the election of trustees. This provision, when coupled with the exclusive power of the Board to fill vacancies on the Board, precludes shareholders from removing incumbent trustees except for cause and upon a substantial affirmative vote and thereafter filling the vacancies created by the removal with their own nominees.
Business Combinations
Under the Maryland Business Combination Act (the “MBCA”), a “business combination” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder is prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. A business combination includes a merger, consolidation, share exchange, or, in circumstances specified in the MBCA, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
•a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the real estate investment trust’s outstanding voting shares after the date on which the trust had 100 or more beneficial owners of its shares; or
•an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, and after the date on which the trust had 100 or more beneficial owners of its shares, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust.
A person is not an interested shareholder under the MBCA if the board of trustees approved in advance the transaction which otherwise would have resulted in the person becoming an interested shareholder. In approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust; and
•two-thirds of the votes entitled to be cast by holders of voting shares of the real estate investment trust other than shares held by the interested shareholder who will or whose affiliate will be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single group.
These super-majority vote requirements do not apply if the consideration to be received by the real estate investment trust’s holders of any class or series of outstanding shares in the business combination receive a minimum price, as defined under the MBCA, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares of the same class or series.
The MBCA permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.
The MBCA may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that might involve a premium price or otherwise be in the best interest of the shareholders. The MBCA may discourage others from trying to acquire control of the Company and may increase the difficulty of consummating any offer.
Control Share Acquisitions
The Maryland Control Share Acquisition Act (the “MCSAA”) provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved at a special meeting of shareholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the trust; or (iii) an employee of the trust who is also a trustee of the trust.
“Control shares” are voting shares which, if aggregated with all other shares owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:
•one-tenth or more but less than one-third,
•one-third or more but less than a majority, or
•a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the real estate investment trust. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MCSAA, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of shareholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a shareholders meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless these specific appraisal rights are eliminated under the charter or bylaws. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.
The MCSAA does not apply (a) to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.
The Bylaws contain a provision exempting from the MCSAA any and all acquisitions by any person of shares of the Company. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Appraisal Rights
Under the Maryland REIT Law, a shareholder of a Maryland REIT who objects to a merger or conversion is entitled to the same rights as an objecting stockholder of a Maryland corporation under the MGCL. The MGCL provides that stockholders may exercise appraisal rights unless appraisal rights are eliminated under a company’s charter. The Declaration of Trust generally eliminates all appraisal rights of shareholders provided under the Maryland REIT Law and the MGCL, unless the Board determines that such rights apply.
Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws
Under the Maryland REIT Law, a Maryland real estate investment trust generally is not entitled to amend its declaration of trust or merge with or convert into another entity, unless the action is declared advisable and submitted to shareholders by resolution of its board of trustees, and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for certain amendments described in the Declaration of Trust that require only approval by the Board, and for amendments to the provision in the Declaration of Trust relating to the removal of trustees and the vote required to amend such provision, which require a vote of two-thirds of all of the votes entitled to be cast on the matter, the Declaration of Trust provides for approval of any of these matters and for the approval of a sale of all or substantially all of our assets or our termination by the affirmative vote of a majority of all of the votes entitled to be cast on such matters.
The Bylaws provide that the Board has the power to adopt new bylaws and to alter or repeal any provision of the Bylaws. In addition, to the extent permitted by law, shareholders may alter or repeal any provision of the Bylaws and adopt new bylaw provisions with approval by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that shareholders do not have the power to alter or repeal Article XII of the Bylaws, which provides for indemnification of trustees and officers, or Article XV of the Bylaws, which relates to the amendment of the Bylaws, or to adopt any bylaws inconsistent with the foregoing Bylaws, in either case, without the approval of the Board.

Exclusive Forum
The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on the behalf of the Company, (ii) any action asserting a claim of breach of any duty owed by any trustees or officers or other employees to the Company or to the shareholders of the Company, (iii) any action asserting a claim against the Company or any of its trustees or officers or other employees arising pursuant to any provision of the Maryland REIT Law or the Declaration of Trust or Bylaws or (iv) any action asserting a claim against the Company or any of its trustees or officers or other employees that is governed by the internal affairs doctrine will be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.
Advance Notice of Trustee Nominations and New Business
The Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board and the proposal of business to be considered by shareholders may be made only (i) pursuant to notice of the meeting, (ii) by or at the direction of the Board or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of shareholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (i) by or at the direction of the Board, or (ii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by the Bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:
•a classified board;
•a two-thirds vote requirement for removing a trustee;
•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies; or
•a majority requirement for the calling of a shareholder-requested special meeting of shareholders.
The Declaration of Trust provides that, except as may be provided by the Board in setting the terms of any class or series of shares, the Company elects to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the Board. Through provisions in the Declaration of Trust and Bylaws, (i) the affirmative vote of shareholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of trustees is required to remove any trustee from the Board, which removal will be allowed only for cause, (ii) the exclusive power to fix the number of trusteeships, subject to limitations set forth in the Bylaws, is vested in the Board, and (iii) shareholders are not entitled to call special meetings of shareholders.
Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws
The business combination provisions, other elections under Subtitle 8, and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of the Declaration of Trust on removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interests.
Shareholder Meetings
The Bylaws provide that annual meetings of shareholders may only be held each year at a date, time and place set by the Board. The Board may determine, in its sole discretion, that any meeting of shareholders (including an annual meeting) will not be held at any place but instead will be held solely by means of remote communication. Special meetings of shareholders may only be called by the chairman of the Board, the chief executive officer, the president or a majority of the Board. Only matters set forth in the notice of a special meeting of shareholders may be considered and acted upon at such a meeting.
Shareholder Action by Written Consent
Under the Declaration of Trust and Bylaws, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if (i) a unanimous consent setting forth the action is given in writing or by electronic transmission by all shareholders entitled to vote on the matter and filed with the minutes of proceedings of shareholders or (ii) the action is advised and submitted to the shareholders for approval by the Board, and a consent in writing or by electronic transmission is given by shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of shareholders.
Limitation of Liability and Indemnification of Trustees and Officers
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting or eliminating the liability of its current and former trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. The Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.
The Declaration of Trust and Bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the trustee’s or officer’s ultimate entitlement to indemnification, to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while serving as trustee or officer of the Company and at the request of the Company, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Declaration of Trust and Bylaws also permit it, with the approval of the Board, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which the Declaration of Trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the real estate investment trust and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.
The Company has entered into indemnification agreements with each of its trustees, and has entered or expect to enter into indemnification agreements with each of its executive officers, in each case, that will provide for indemnification to the maximum extent permitted by Maryland law.
Business Opportunities
The Declaration of Trust provides that the trustees of the Company who are also trustees, officers, employees or agents of Vornado Realty Trust (“Vornado”), an entity from which the Company separated in 2015, or any of Vornado’s affiliates (each such trustee, a “Covered Person”), have no duty to communicate or present any business opportunity to the Company, and the Company renounces on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity and waives to the maximum extent permitted from time to time by Maryland law any claim against a Covered Person arising from the fact that he or she does not present, communicate or offer any such business opportunity to the Company or any of its subsidiaries, as the case may be, or pursues such business opportunity or facilitates the pursuit of such business opportunity by others; provided, however, that the foregoing shall not apply in a case in which a Covered Person is presented with a business opportunity in writing expressly in his or her capacity as a trustee of the Company. Accordingly, to the maximum extent permitted from time to time by Maryland law and except to the extent such business opportunity is presented to a Covered Person in writing expressly in his or her capacity as a trustee of the Company, (i) no Covered Person is required to present, communicate or offer any business opportunity to the Company or any of its subsidiaries, as the case may be, and (ii) any Covered Person, on his or her own behalf or on behalf of Vornado, has the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Company.
Termination of Operations or REIT Status
Subject to the provisions of any class or series of shares at the time outstanding, after approval by a majority of the entire Board, the Company may be terminated at any meeting of shareholders, by the affirmative vote of a majority of all the votes entitled to be cast on the matter. In addition, under the Declaration of Trust, the Board may authorize the Company to revoke or otherwise terminate its REIT election, without shareholder approval, if it determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.